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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated October 23, 2007

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED OCTOBER 23, 2007)	Filed Pursuant to Rule 424(b)(2) File No. 333-137998

$

Panhandle Eastern Pipe Line Company, LP

    % Senior Notes Due 2017

        We are offering $            of our    % senior notes due 2017 (the "senior notes").

        We will pay interest on the senior notes on May 1 and November 1 of each year, beginning May 1, 2008. The senior notes will mature on November 1, 2017. We may redeem some or all of the senior notes at any time and from time to time at the redemption prices described in this prospectus supplement.

        The senior notes will be our unsecured senior obligations and will rank equally with all of our other unsecured and unsubordinated senior indebtedness from time to time outstanding.

        The senior notes will not be listed on any national securities exchange. Currently, there is no public market for the senior notes.

        Investing in the senior notes involves risks. Please read "Risk Factors" beginning on page S-7 of this prospectus supplement, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, each of which is incorporated by reference herein, before investing in our senior notes.

Per Senior Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds to us, before expenses (1)%	$

(1)
Plus accrued interest from October    , 2007, if settlement occurs after that date.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about October    , 2007.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan	Wachovia Securities

Co-Managers

CALYON	Lazard Capital Markets
Wells Fargo Securities	The Williams Group, L.P.

The date of this prospectus supplement is October     , 2007.

Panhandle Eastern Pipe Line
Trunkline Gas
Trunkline LNG
Sea Robin Pipeline
storage

TABLE OF CONTENTS

Prospectus Supplement

        You should rely only on the information about us and our operations contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of the document in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates. The information contained in or incorporated by reference into this prospectus supplement updates and supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying prospectus and any earlier filed document.

        Unless otherwise expressly stated or the context otherwise requires, (1) all references in this prospectus supplement to "Panhandle," "we," "our" and "us" and all similar references are to Panhandle Eastern Pipe Line Company, LP and its consolidated subsidiaries or to our corporate and limited liability company predecessors prior to our limited partnership and limited liability company conversions, Panhandle Eastern Pipe Line Company and its consolidated subsidiaries, or Panhandle Eastern Pipe Line Company LLC and its consolidated subsidiaries, as the case may be, (2) all references in this prospectus supplement to "PEPL" are to Panhandle Eastern Pipe Line Company, LP, and (3) all references in this prospectus supplement to "Southern Union" are to Southern Union Company.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the senior notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the senior notes. To the extent information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        As described in more detail below under "Where You Can Find More Information" in the accompanying prospectus, we and our parent company, Southern Union, separately file annual, quarterly and current reports. You should not rely on any information relating to Southern Union or its subsidiaries (other than the information provided separately by Panhandle) in determining whether to invest in the senior notes. The senior notes are not guaranteed by Southern Union or any of its or our subsidiaries. None of those entities has any obligation to make any capital contribution or to advance funds to us for the purpose of paying the principal of, or premium, if any, and interest on the senior notes or any other amount that may be required to be paid under the indenture or the senior notes, preventing or curing an event of default under the terms of the indenture, complying with any other obligation under the indenture or the senior notes or otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the discussion of our plans and proposals under "Summary" and "Risk Factors," are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements constitute forward-looking statements that are based on our current expectations, estimates and projections about the industry in which we operate and our beliefs and assumptions. These forward-looking statements are not historical facts, but rather reflect our current expectations concerning future results and events. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

        These statements are not guarantees of future performance and involve various risks, uncertainties and assumptions, which are difficult to predict and many of which are outside our control. Therefore, actual results, performance and achievements may differ materially from what is expressed or forecasted in such forward-looking statements. Prospective investors may review our reports filed in the future with the Commission for more current descriptions of developments that could cause actual results to differ materially from such forward-looking statements. However, prospective investors should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, the date of those documents.

        Factors that could cause actual results to differ materially from those expressed in our forward-looking statements include, but are not limited to, those described under "Risk Factors," in this prospectus supplement as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports for the quarters ended March 31, 2007 and June 30, 2007, and the following:

  •
  changes in demand for natural gas by our customers, in the composition of our customer base and in the sources of natural gas available to us;

  •
  the effects of inflation and the timing and extent of changes in the prices and overall demand for and availability of natural gas as well as electricity, oil, coal and other bulk materials and chemicals;

  •
  adverse weather conditions, such as warmer than normal weather in our service territories, and the operational impact of disasters such as Hurricanes Katrina and Rita;

  •
  changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies affecting or involving us, including deregulation initiatives and the impact of rate and tariff proceedings before the Federal Energy Regulatory Commission and various state regulatory commissions;

  •
  the outcome of pending and future litigation;

  •
  our ability to comply with or to challenge successfully existing or new environmental regulations;

  •
  unanticipated environmental liabilities;

  •
  our ability to acquire new businesses and assets and integrate those operations into our existing operations, as well as our ability to expand our existing businesses and facilities;

  •
  our ability to control costs successfully and achieve operating efficiencies, including the purchase and implementation of new technologies for achieving such efficiencies;

  •
  the impact of factors affecting operations such as maintenance or repairs, environmental incidents, gas pipeline system constraints and relations with labor unions representing bargaining-unit employees;

  •
  exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers;

  •
  changes in the ratings of our debt securities or any of our subsidiaries;

  •
  changes in interest rates and other general capital markets conditions, and in our ability to continue to access the capital markets;

  •
  acts of nature, sabotage, terrorism or other acts causing damage greater than our insurance coverage limits;

  •
  market risks beyond our control affecting our risk management activities including market liquidity, commodity price volatility and counterparty creditworthiness; and

  •
  other risks and unforeseen events.

        In light of these risks, uncertainties and assumptions, the results reflected in our forward-looking statements contained in or incorporated by reference into this prospectus supplement and accompanying prospectus might not occur. In addition, we could be affected by general industry and market conditions, and general economic conditions, including interest rate fluctuations, federal, state and local laws and regulations affecting the retail gas industry or the energy industry generally. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that are incorporated by reference.

        We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus supplement.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere herein or in the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Panhandle Eastern Pipe Line Company, LP

        We own and operate a large natural gas pipeline network, consisting of approximately 10,000 miles of pipeline and a liquefied natural gas ("LNG") regasification plant. The pipeline network, consisting of the Panhandle transmission system, the Trunkline Gas Company transmission system and the Sea Robin transmission system, provides approximately 500 customers in the Midwest and Southwest with a comprehensive array of transportation and storage services.

        Our Panhandle transmission system consists of a system of four large-diameter pipelines, extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through Missouri, Illinois, Indiana and Ohio and terminating in Michigan. This system is comprised of approximately 6,000 miles of pipeline.

        Our Trunkline Gas Company transmission system consists of two large-diameter pipelines, extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. This system is comprised of approximately 3,500 miles of pipeline.

        Our Sea Robin transmission system consists of a large diameter gathering system that terminates in Erath, Louisiana near the Henry Hub. This system is comprised of approximately 450 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

        Our pipelines have a combined peak day delivery capacity of 5.3 billion cubic feet ("bcf") per day and approximately 66 bcf of owned underground storage capacity.

        We own an LNG regasification plant and related LNG tanker port, unloading facilities and LNG storage facilities located at Lake Charles, Louisiana. Our LNG plant is one of the largest operating LNG facilities in North America, based on its current sustainable send out capacity of approximately 1.8 bcf per day, and has 9 bcf of above-ground LNG storage capacity.

        In 2006, our total consolidated twelve months operating revenue was approximately $577 million. Our total consolidated operating revenues for the six-month periods ended June 30, 2006 and June 30, 2007 were approximately $278 million and $330 million, respectively. Of our total consolidated operating revenue for the six-month period ended June 30, 2007, approximately 69% was generated from transportation services, approximately 21% from LNG terminalling services, approximately 8% from storage services and approximately 2% from other services. Of our total consolidated operating revenue in 2006, approximately 72% was generated from transportation services, approximately 17% from LNG terminalling services, approximately 8% from storage services and approximately 3% from other services. For the years 2002 to 2006, our combined throughput was 1,259 trillion British thermal units ("TBtu"), 1,380 TBtu, 1,284 TBtu, 1,214 TBtu, and 1,180 TBtu, respectively. For the six-month periods ended June 30, 2006 and June 30, 2007, our combined throughput was 590 TBtu and 775 TBtu, respectively.

        Most of our operations, including our rates and other terms for the services that we provide, are primarily regulated by the Federal Energy Regulatory Commission. Originally organized as a Delaware corporation in 1929, we converted to a Delaware limited liability company on June 16, 2003 and then converted to a Delaware limited partnership on June 29, 2004. Our principal executive offices are located at 5444 Westheimer Road, Houston, Texas 77056-5306, and our telephone number is (713) 989-7000.

Southern Union Company

        We were acquired in June 2003 by Southern Union, one of the nation's leading diversified natural gas companies. In addition to owning us, Southern Union, through CCE Holdings, LLC, also owns a 50% interest in and operates Florida Gas Transmission. Through Southern Union Gas Services, with approximately 4,800 miles of pipelines, Southern Union is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico. Through Southern Union's local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.

        The senior notes offered by this prospectus supplement and the accompanying prospectus are neither obligations of, nor guaranteed by, Southern Union. Southern Union does not intend to provide, and is subject to a regulatory prohibition against providing, any direct or indirect financial support to us. A decision to purchase senior notes should not be made in reliance on information included in this prospectus supplement or otherwise available about Southern Union.

The Offering

        The following is a brief summary of the terms of this offering. For a more complete description of the terms of the senior notes, see "Description of the Senior Notes" in this prospectus supplement.

Issuer	Panhandle Eastern Pipe Line Company, LP
Notes Offered	$ aggregate principal amount of % senior notes due 2017
Maturity	November 1, 2017
Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2008
Ranking	The senior notes will be unsecured senior obligations and rank equally with all of our other unsecured and unsubordinated senior indebtedness from time to time outstanding. As of June 30, 2007, we had outstanding approximately $1.62 billion of senior indebtedness, including approximately $897.8 million of indebtedness of one of our subsidiaries with respect to which the senior notes will be structurally subordinated. All of this subsidiary debt is guaranteed by PEPL and approximately $442 million of this indebtedness is guaranteed by one of our affiliates, CrossCountry Citrus, LLC.
Issuance of Additional Senior Notes	We may, at any time, without the consent of the holders of the senior notes, issue additional senior notes having the same interest rate, maturity and other terms as these senior notes. Any additional senior notes having such similar terms, together with these senior notes, will constitute a single series under the indenture.
Optional Redemption	We may redeem some or all of the senior notes at any time and from time to time at a redemption price equal to the greater of:
• 100% of their principal amount and
• the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes, discounted to the redemption date on a semiannual basis at the treasury rate plus basis points, plus, in either case, accrued and unpaid interest thereon to the date of redemption.
Certain Covenants	The senior notes will be subject to certain covenants that restrict our ability to make specified payments, create or incur liens on our property or enter into some sale-leaseback transactions. See "Description of the Senior Notes—Certain Covenants."

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ . We will initially loan the net proceeds of this offering to our parent company, Southern Union, which will be used by Southern Union to repay approximately $ of indebtedness outstanding under Southern Union's revolving credit agreement. Such advanced amounts, which will be subsequently repaid by Southern Union to Panhandle, upon Panhandle's demand, will be used by Panhandle (i) to fund Panhandle's capital expenditures, including those relating to Panhandle's previously announced projects, and (ii) for Panhandle's general corporate purposes. For more information, please read "Use of Proceeds" and "Underwriting—Other Relationships."
Form and Denomination	The senior notes will be fully registered under the Securities Act and issued in denominations of $1,000 and integral multiples thereof. The senior notes will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons and will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., or another nominee designated by DTC.
Governing Law	The indenture is, and the senior notes will be, governed by New York law.
Ratings	The senior notes have been rated Baa3 by Moody's Investors Service, Inc., BBB- by Standard & Poor's Ratings Services, a McGraw-Hill Company, and BBB by Fitch Ratings. Security ratings are not recommendations to buy, sell or hold the senior notes. Ratings are subject to revision or withdrawal at any time by the rating agencies.
Risk Factors	Please read "Risk Factors" beginning on page S-7 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the senior notes, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

RISK FACTORS

        An investment in our senior notes involves risk. You should read carefully the risk factors set forth below and those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in our senior notes. You should consider carefully the risk factors together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our senior notes.

The indenture may restrict our ability to enter into certain transactions.

        Our indenture provides that a change in our federal income tax status or a change in the deemed issuer of the senior notes for federal income tax purposes may give rise to an event of default under the indenture unless we provide an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of the change and that such holders will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the change had not occurred. This restriction may limit Southern Union's and our ability to respond to changing business and economic conditions and engage in opportunistic transactions. See "Description of the Senior Notes—Events of Default."

Your ability to transfer the senior notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

        The senior notes are a new issue of securities for which there is no established trading market. Although we have registered the offer and sale of the senior notes under the Securities Act, we do not intend to apply for the listing of the senior notes on any securities exchange or for the quotation of the senior notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the senior notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the senior notes, and they may discontinue their market making activities at any time without notice. An active market for the senior notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the senior notes within the time or at the price you desire.

The senior notes will be effectively subordinated to indebtedness and other liabilities of our subsidiaries and subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

        The senior notes are not guaranteed by our subsidiaries. As a result, holders of the senior notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness of our subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the senior notes. As a result, rights of payment of holders of our indebtedness, including the holders of the senior notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. As of June 30, 2007, our subsidiaries had total indebtedness of approximately $897.8 million.

        Holders of secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the senior notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the senior notes. Accordingly, any such secured indebtedness is or would be effectively senior to the senior notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the senior notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the senior notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the senior notes and the holders or other claims against us with respect to our other assets.

Our parent company is not guaranteeing the senior notes and you should not rely upon information relating to our parent company in determining whether to invest in the senior notes.

        As described in more detail under "Where You Can Find More Information" in the accompanying prospectus, we and our parent company, Southern Union, separately file annual, quarterly and current reports. You should not rely on any information relating solely to Southern Union or its subsidiaries (other than the information provided separately by Panhandle) in determining whether to invest in the senior notes. The senior notes are not guaranteed by Southern Union or any of its or our subsidiaries. None of those entities has any obligation to make any capital contribution or to advance funds to us for the purpose of paying the principal of, or premium, if any, and interest on the senior notes or any other amount that may be required to be paid under the indenture or the senior notes, preventing or curing an event of default under the terms of the indenture, complying with any other obligation under the indenture or the senior notes or otherwise.

USE OF PROCEEDS

        The net proceeds to be received by us from the offering, after deducting the underwriters' discount and our estimated expenses related to this offering, are estimated to be approximately $                        . We will initially loan the net proceeds of this offering (the "Advanced Amounts") to our parent company, Southern Union, which net proceeds will be used by Southern Union to repay approximately $            of indebtedness outstanding under the Fourth Amended and Restated Revolving Credit Agreement, between Southern Union and the banks named therein dated as of September 29, 2005, as amended February 27, 2006 and October 19, 2007. Loans under our parent's revolving credit agreement mature on May 28, 2010 and, at October 19, 2007, had a weighted average interest rate of 5.90%.

        Such Advanced Amounts, which will be subsequently repaid by Southern Union to Panhandle, upon Panhandle's demand, will be used by Panhandle (i) to fund Panhandle's capital expenditures, including those relating to Panhandle's previously announced projects, and (ii) for Panhandle's general corporate purposes.

        Affiliates of the underwriters participating in this offering are lenders under our parent's revolving credit agreement and will therefore receive proceeds from this offering. For more information, please read "Underwriting—Other Relationships" in this prospectus supplement.

CAPITALIZATION

        The following table sets forth our capitalization at June 30, 2007.

        The information in this table does not give effect to any other events subsequent to June 30, 2007. You should read the information in this table along with the financial information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

As of June 30, 2007
(in thousands)
Debt:
4.80% senior notes due 2008	$300,000
6.50% senior notes due 2009	60,623
8.25% senior notes due 2010	40,500
6.05% senior notes due 2013	250,000
7.00% senior notes due 2029	66,305
Term loan due 2012	442,848
Term loan due 2012	455,000
Net premiums on long-term debt	8,258

Total debt (including current portion totaling $15.4 million)	$1,623,534

Equity:
Partners' capital	1,124,610

Total capitalization including current portion of long-term debt	$2,748,144

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the consolidated ratio of earnings to fixed charges on an historical basis for the six months ended June 30, 2007, each of the years ended December 31, 2006, 2005 and 2004, for the periods June 12 through December 31, 2003 and January 1 through June 11, 2003 and for the year ended December 31, 2002. Post-acquisition financial statements reflect a new basis of accounting and pre-acquisition period and post-acquisition period financial results (separated by a heavy black line) are presented but are not comparable. The heavy black line separating January 1 through June 11, 2003 from June 12 through December 31, 2003 relates to the acquisition of Panhandle by Southern Union from CMS Energy, effective June 11, 2003.

	Post-Acquisition					Pre-Acquisition
	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	June 12- December 31, 2003	January 1- June 11, 2003	Year Ended December 31, 2002
Ratio of Earnings to Fixed Charges:	3.5	4.1	3.6	3.4	4.0	3.1	2.4

        Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, other than capitalized interest. Fixed charges include capitalized interest, a portion of rent expense representative of interest and interest expense, which includes debt premium and discount amortization and amortization of debt issuance costs.

        Each of the ratios of earnings to fixed charges for the six months ended June 30, 2007 and for the periods June 12 through December 31, 2003 and January 1 through June 11, 2003 reflect the seasonal nature of our business. Demand for gas transmission on our pipeline systems and throughput are highest, and a higher portion of our revenues are earned, during the colder period in the first and fourth quarters. Accordingly, these results are not indicative of our full year or future performance. Additionally, due to the nature of the short time frame of certain of the periods described above, the results do not reflect the actual results that would have been achieved on an annual basis.

        The ratios for all periods beginning after June 11 benefit from debt premium amortization recorded following Southern Union's acquisition of Panhandle, which lowers book interest expense but does not lower actual cash interest payments.

DESCRIPTION OF THE SENIOR NOTES

General

        The senior notes will be issued under the indenture between PEPL and The Bank of New York Trust Company, N.A. (as successor to Bank One Trust Company, National Association), as trustee, dated as of March 29, 1999 (the "base indenture"), as amended and supplemented by a fifth supplemental indenture, dated October     , 2007, establishing the senior notes. The base indenture, as so amended and supplemented by the fifth supplemental indenture with respect to the senior notes, is referred to in this prospectus supplement as the "indenture." Because this section is a summary, it does not describe every aspect of the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms. You may obtain a copy of the indenture by requesting one from us or the trustee.

        The senior notes will be initially limited to $            aggregate principal amount, but we may "reopen" the series of senior notes and issue additional senior notes at any time. See "—Issuance of Additional Notes" below. There is no limit on the aggregate principal amount of debt securities that may be issued under the indenture and we may issue other debt securities under the indenture, from time to time, in one or more series.

        The senior notes will be issued in the form of one or more permanent global certificates, in registered form, without coupons, in denominations of $1,000 and integral multiples thereof as described under "—Global Notes and Book-Entry System." The "global notes" (as defined below) will be registered in the name of a nominee of DTC. Each global note (and any senior note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "—Global Notes and Book-Entry System." Except as set forth herein under "—Global Notes and Book-Entry System," owners of beneficial interests in a global note will not be entitled to have senior notes registered in their names, will not receive or be entitled to receive physical delivery of any senior note and will not be considered the registered holder of any senior note under the indenture.

        The senior notes will not have the benefit of a sinking fund.

        You may find the definitions of some terms used in this description under the subheading "—Certain Definitions."

Ranking

        As of June 30, 2007, we had outstanding approximately $1.62 billion aggregate principal amount of total indebtedness, including approximately $897.8 million of indebtedness of one of our subsidiaries. All of this subsidiary debt is guaranteed by PEPL and approximately $442 million of this indebtedness is guaranteed by one of our affiliates, CrossCountry Citrus, LLC. None of this indebtedness will be senior to the senior notes (although the senior notes are structurally subordinated to approximately $897.8 million of this indebtedness) and the senior notes will not be senior to such indebtedness. The senior notes will be our unsecured obligations. The senior notes will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding and will rank senior to all of our subordinated debt. We currently have no subordinated debt outstanding.

Issuance of Additional Notes

        We may, without the consent of the holders of senior notes, increase the principal amount of the senior notes by issuing additional senior notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional senior notes. The senior notes offered by this prospectus supplement and any additional senior notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. The indenture provides that no additional senior notes of a series may be issued if any event of default has occurred with respect to that series of senior notes.

Payment and Maturity

        The senior notes will mature on November 1, 2017. The senior notes will bear interest at the rate set forth on the cover page of this prospectus supplement. We will pay interest on the senior notes on May 1 and November 1 of each year, commencing May 1, 2008, to the registered holders thereof on the preceding April 15 and October 15, respectively. Payment of any interest due on the senior notes will be made only to the persons in whose names the senior notes are registered at the close of business on the record date for the applicable interest payment. In any case where any interest payment date, redemption date, repurchase date or maturity of any senior note will not be a Business Day (as hereinafter defined) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on that date, but may be made on the next succeeding Business Day (unless that day would fall in a new calendar year in which case such payment may be made on the next preceding Business Day) at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or at maturity; and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

        All outstanding senior notes will be exchangeable, transfers of senior notes will be registrable, and principal of and interest on all senior notes will be payable, at the corporate trust office of the trustee at The Bank of New York Trust Company, N.A., provided that payment of interest may, at our option, be made by check mailed to the address of the person entitled thereto as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States. Neither we nor the trustee will impose any service charge for any transfer or exchange of a senior note; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of senior notes.

Optional Redemption

        The senior notes will be redeemable as a whole or in part, at our option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such senior notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points, plus, in either case, accrued and unpaid interest thereon to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such senior notes.

        "Independent Investment Banker" means any of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (and their respective successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue or perform the other functions of the Independent Investment Banker provided in the Indenture, an independent investment banking institution of national standing appointed by us and reasonably acceptable to the Trustee.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Banc of America Securities LLC, J.P. Morgan Securities, Inc., and Wachovia Capital Markets, LLC (in each case, or its affiliates and its successors); if any of the Reference Treasury Dealers resign, the respective successor dealer shall be (1) a primary U.S. Government Securities dealer in the City of New York (a "Primary Treasury Dealer"), and (2) any other Primary Treasury Dealer selected by the Company.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of senior notes to be redeemed.

        Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the senior notes or portions thereof called for redemption.

        We may purchase senior notes in the open market, by tender or otherwise. If we purchase senior notes, we may hold, resell or surrender them to the trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other securities laws and regulations in connection with any such purchase.

No Mandatory Redemption

        The senior notes will not be subject to mandatory redemption or have the benefit of a sinking fund.

Certain Covenants

Limitation on Restricted Payments

        The indenture provides that, so long as any of the senior notes are outstanding and during any time that such senior notes are rated below Baa3 (or an equivalent rating) by Moody's and below BBB- (or an equivalent rating) by Standard & Poor's, the provisions described in this "Limitation on Restricted Payments" will apply and we will not, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to:

  (1)
  declare or pay any dividend or make any distribution on our Capital Stock to the direct or indirect holders of our Capital Stock (except dividends or distributions payable solely in our Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to us or a Subsidiary of Panhandle);

  (2)
  purchase, redeem or otherwise acquire or retire for value any equity interest in us; or

  (3)
  make any Loan to Southern Union or any of its affiliates that is not our Subsidiary;

(Any such dividend, distribution, purchase, redemption, other acquisition, retirement or loan described in (1) through (3) above being hereinafter referred to as a "Restricted Payment"), unless at the time we or our Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

  (1)
  no Event of Default, and no event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom);

  (2)
  our Fixed Charge Coverage Ratio is greater than or equal to 2.2; and

  (3)
  our Leverage Ratio is less than or equal to 55%.

        Notwithstanding the foregoing, we or any of our Restricted Subsidiaries may declare, make or pay any Restricted Payment, if at the time we or our Restricted Subsidiary makes the Restricted Payment and after giving effect thereto:

  (1)
  no Event of Default, and no event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); and

  (2)
  the aggregate amount of the Restricted Payment and all other Restricted Payments made since the initial date of issuance of the senior notes would not exceed the sum of:

  (a)
  $175 million;

  (b)
  75% of Adjusted Consolidated Net Income accumulated since the initial date of issuance of the senior notes to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment; and

  (c)
  the aggregate net cash proceeds received by us after the date of issuance of the senior notes from capital contributions or the issuance of our Capital Stock to a person who is not our Subsidiary, or from the issuance to such a person of options, warrants or other rights to acquire our Capital Stock.

        None of the foregoing provisions will prohibit:

  (1)
  dividends or other distributions paid in respect of any class of Capital Stock issued by us in connection with the acquisition of any business or assets by us or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of the business or assets;

  (2)
  any purchase or redemption of our Capital Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Non-Convertible Capital Stock; or

  (3)
  dividends paid within 60 days after the date of declaration if at the date of declaration the dividends would have complied with this covenant.

Limitation on Liens

        The indenture provides that we will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than the senior notes), without in any such case making effective provision whereby all of the senior notes outstanding shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

        There is excluded from this restriction:

  (1)
  any Lien upon any property or assets of us or any Restricted Subsidiary in existence on the date of the indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the indenture;

  (2)
  any Lien upon any property or assets created at the time of acquisition of the property or assets by us or any Restricted Subsidiary or within 18 months after that time to secure all or a portion of the purchase price for the property or assets or Debt incurred to finance the purchase price, whether such Debt was incurred prior to, at the time of or within 18 months of the acquisition;

  (3)
  any Lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary);

  (4)
  any Lien upon any property or assets of a Person existing thereon at the time the Person becomes a Restricted Subsidiary by acquisition, merger or otherwise (whether or not the Lien was created in anticipation of the acquisition);

  (5)
  any Lien securing obligations assumed by us or any Restricted Subsidiary existing at the time of the acquisition by us or any Restricted Subsidiary of the property or assets subject to the Lien or at the time of the acquisition of the Person which owns the property or assets;

  (6)
  any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within 18 months after completion of the construction or making of the improvements, to provide funds for any such purpose;

  (7)
  any Lien in favor of us or any Restricted Subsidiary;

  (8)
  any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Code or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

  (9)
  any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

  (10)
  Permitted Liens;

  (11)
  any Lien created by any program providing for the financing, sale or other disposition of trade or other receivables classified as current assets in accordance with United States generally accepted accounting principles entered into by us or by our Subsidiary, provided that the program is on terms customary for similar transactions, or any document executed by any of our Subsidiaries in connection therewith, provided that the Lien is limited to the trade or other receivables in respect of which the program is created or exists, and the proceeds thereof;

  (12)
  any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon the property or assets permitted by clauses (1) through (11), inclusive, above; or

  (13)
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (1) through (6), inclusive, above (and Liens related thereto referred to in clause (12)), or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby may not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement must be limited to all or a part of the property (including improvements, alterations and repairs on the property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on the property).

        Notwithstanding the foregoing, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of ours or any other Person (other than the senior notes) that is not otherwise excepted by clauses (1) through (8), inclusive, above without securing the senior notes issued under the indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed the greater of 15% of Consolidated Net Tangible Assets or 15% of Total Capital.

Restriction on Sale-Leasebacks

        The indenture provides that we will not, nor will we permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

  (1)
  the Sale-Leaseback Transaction occurs within 18 months from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on the Principal Property, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than four years;

  (3)
  we or our Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto (pursuant to clauses (1) through (13), inclusive, of the first paragraph of the limitation on liens covenant described above) in a principal amount equal to or exceeding the net sale proceeds from the Sale-Leaseback Transaction without securing the senior notes; or

  (4)
  we or our Restricted Subsidiary, within an 18-month period after the Sale-Leaseback Transaction, apply or cause to be applied an amount not less than the net sale proceeds from the Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of our Funded Debt or that of any of our Subsidiaries, or (B) investment in another Principal Property or in a Subsidiary of ours which owns another Principal Property.

        Notwithstanding the foregoing, under the indenture, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not otherwise excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the net sale proceeds from the Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the senior notes) secured by Liens upon Principal Properties not excepted by clauses (1) through (13), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed the greater of 15% of the Consolidated Net Tangible Assets or 15% of Total Capital.

Financial Information

        Whether or not required by the Commission's rules and regulations, so long as any senior notes are outstanding, we will furnish to the holders of senior notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if we were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

        We will be required to prepare all such reports in all material respects in accordance with all applicable rules and regulations. We will include in each annual report on Form 10-K a report on our consolidated financial statements by our certified independent public accountants. In addition, we will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the applicable rules and regulations (unless the Commission will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

        We are currently required under the Exchange Act to file reports with the Commission. If we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue filing the reports specified in the preceding paragraphs with the Commission within the time periods specified above unless the Commission will not accept such a filing. We will agree not to take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept our filings for any reason, we will post the reports on our website within the time periods that would apply if we were required to file those reports with the Commission.

        In addition, we will agree that, for so long as any senior notes remain outstanding, at any time we are not required to file those reports with the Commission, we will furnish at our cost to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Consolidation, Merger and Sale of Assets

        Without the consent of the holders of any of the outstanding senior notes, we may consolidate with or merge into, or convey, transfer or lease our assets substantially as an entirety to, any Person which is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any state or the District of Columbia, provided that:

  (1)
  any successor Person assumes our obligations on the senior notes and under the indenture;

  (2)
  after giving effect to the transaction no Event of Default (as defined below), and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

  (3)
  that other specified conditions are met.

Events of Default

        Any one of the following events constitutes an "Event of Default" under the indenture with respect to the senior notes:

  (1)
  our failure to pay the principal of, or premium, if any, on any senior note at its maturity;

  (2)
  our failure to pay any interest on any senior note when it becomes due and payable and continuance of such default for a period of 60 days;

  (3)
  our failure to perform any term, covenant or warranty contained in the indenture with respect to the senior notes for a period of 90 days upon giving written notice as provided in the indenture;

  (4)
  the occurrence of certain events of our bankruptcy, insolvency or reorganization; or

  (5)
  as a result of any action taken by us or our direct or indirect equity holders, there is a change in our federal income tax status or a change in the deemed issuer of the indebtedness for federal income tax purposes, unless (i) holders of more than 50% in principal amount of the senior notes consent to such change or (ii) (a) we certify to the trustee that we have received a ruling from the IRS or (b) we deliver to the trustee an opinion of nationally recognized independent counsel reasonably acceptable in form and substance to the trustee, in either case to the effect that the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of the change and that such holders will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the change had not occurred.

        If an Event of Default with respect to the senior notes occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of the outstanding senior notes by notice as provided in the indenture may declare the principal amount of all the senior notes to be due and payable immediately. At any time after a declaration of acceleration with respect to the senior notes has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding senior notes, under certain circumstances, may rescind and annul such acceleration.

        The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding senior notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior notes; provided, however, that the trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction or involving the trustee in personal liability.

        The holders of a majority in aggregate principal amount of the outstanding senior notes may, on behalf of all holders of senior notes, waive any past default under the indenture with respect to any such senior notes, except a default:

  (1)
  in the payment of principal of, or premium, if any, or any interest on any senior note; or

  (2)
  in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding senior note affected.

        We will be required to furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in our performance.

Legal and Covenant Defeasance

        The indenture provides that we will be discharged from any and all obligations in respect of the outstanding senior notes (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding senior notes, to replace stolen, lost, mutilated or destroyed certificates, and to maintain paying agencies) on the 123rd day following the deposit referred to in the following clause (1), subject to the following conditions: (1) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding senior notes and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the indenture and the outstanding senior notes or on any redemption date established pursuant to clause (3) below; (2) the trustee's receipt of an opinion of counsel based on the fact that (A) we have received from, or there has been published by, the IRS a ruling, or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred; (3) if any senior notes are to be redeemed prior to stated maturity, notice of the redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the trustee shall have been made; (4) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit; and (5) our delivery to the trustee of an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent under the indenture have been complied with.

        Under the indenture, we also may discharge our obligations referred to above under "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Liens," "—Certain Covenants—Restriction on Sale-Leasebacks," and below under "—Consolidation, Merger and Sale of Assets," as well as certain of our obligations relating to reporting obligations under the indenture, in respect of the senior notes on the 123rd day following the deposit referred to in clause (1) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (1), (3), (4) and (5) in the immediately preceding paragraph with respect to the senior notes and the delivery of an opinion of counsel confirming that the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

Modification and Waiver

        We and the trustee may make modifications and amendments of the indenture that relate to the senior notes with the consent of the holders of a majority in aggregate principal amount of the outstanding senior notes, provided, however, that no such modification or amendment may, without consent of the holder of each outstanding senior note affected thereby:

  (1)
  change the stated maturity of the principal of, or the time or place of payment of any installment of principal of or interest on, any senior note;

  (2)
  reduce the principal amount of, or premium or interest on, any senior note;

  (3)
  change the coin or currency in which any senior note or any premium or interest thereon is payable;

  (4)
  reduce the percentage in principal amount of outstanding senior notes, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  (5)
  modify any of the above provisions.

        The holders of a majority in aggregate principal amount of the outstanding senior notes may, on behalf of the holders of all senior notes, modify or eliminate (including waive), insofar as those senior notes are concerned, our compliance with some restrictive provisions of the indenture.

No Guarantees

        The senior notes are not guaranteed by our parent company, Southern Union, or any of its or our subsidiaries. None of those entities has any obligation to make any capital contribution or distributions to Panhandle Eastern Pipe Line Company, LP for the purpose of paying the principal of, or premium, if any, and interest on the senior notes or any other amount that may be required to be paid under the indenture or the senior notes, preventing or curing an event of default under the terms of the indenture, complying with any other obligation under the indenture or the senior notes or otherwise.

Governing Law

        The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        We and certain of our affiliates from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, the trustee or its affiliates in the ordinary course of their business.

Global Notes and Book-Entry System

        The senior notes will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons. The senior notes will be issued in denominations of $1,000 and integral multiples thereof (the "global notes") and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC.

        Beneficial interests in the Global Notes may not be exchanged for certificated notes (as defined below) except in the circumstances described below.

        Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, senior notes may do so only through DTC participants. In addition, holders will receive all distributions of principal and interest from the trustee through the DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of the senior notes among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the senior notes.

        Distributions by DTC participants to holders will be the responsibility of such DTC participants and will be made in accordance with customary industry practices. Accordingly, although holders will not have possession of the senior notes, the rules of DTC provide a mechanism by which participants will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can only act on behalf of DTC participants, the ability of holders to pledge the senior notes to persons or entities that are not DTC participants or to otherwise act with respect to such senior notes, may be limited due to the lack of physical certificates for such senior notes.

        DTC has advised us that its current practice, upon receipt of any payment in respect of the senior notes (including principal and interest), is to credit the accounts of the relevant DTC participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant DTC participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the senior notes as shown on the records of DTC. Payments by DTC participants to the beneficial owners of the senior notes will be governed by standing instructions and customary practices and will be the responsibility of DTC participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the senior notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Panhandle, the trustee or any other agent of Panhandle or the trustee will not be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the senior notes or for supervising or reviewing any records relating to such beneficial ownership interests. Since Cede & Co., as nominee of DTC, will be the only "holder," beneficial owners will not be recognized by the trustee as holders, as that term is used in the indenture, and beneficial owners will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related senior notes are credited.

Certificated Notes. We will issue physical certificates ("certificated notes") to holders of beneficial interests in a global note, or their nominees, if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if at any time DTC, or any successor depositary, ceases to be a "clearing agency" under the Exchange Act and, in each case, we are unable to locate a qualified successor within 90 days;

  •
  an event of default occurs under the indenture; or

  •
  we decide in our sole discretion to terminate the book-entry system through DTC.

        In such event, the trustee will notify all holders through DTC participants of the availability of such certificated notes. Upon surrender by DTC of the definitive global note representing the series of senior notes and receipt of instructions for re-registration, the trustee will reissue the senior notes in certificated form to holders or their nominees.

Clearing System. DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entries, eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certain Definitions

        The following are some defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Adjusted Consolidated Net Income" means, for any period, the net income of Panhandle and its consolidated Subsidiaries, plus (1) depreciation and amortization expense of Panhandle and its consolidated Subsidiaries, (2) income taxes and deferred taxes of Panhandle and its consolidated Subsidiaries and (3) other non-cash charges, in each case, determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Adjusted Consolidated Net Income any net income of any Person if such Person is not a Subsidiary, except that (A) Panhandle's equity in the net income of any such Person for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Panhandle or a consolidated Subsidiary of Panhandle as a dividend or other distribution and (B) Panhandle's equity in a net loss of any such Person for such period shall be included in determining such Adjusted Consolidated Net Income.

        "Business Day" means a day on which banking institutions in the Borough of Manhattan, New York, New York are not authorized or required by law or regulation to close.

        "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or limited liability company interests including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

        "Consolidated Debt" means the total Debt of Panhandle and its consolidated Subsidiaries, as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Debt of Panhandle and its consolidated Subsidiaries, including, without duplication, (1) interest expense attributable to capital leases; (2) amortization of debt discount; (3) capitalized interest; (4) cash and noncash interest payments; (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; (6) net costs under Interest Rate Protection Agreements (including amortization of discount); and (7) interest expense in respect of obligations of other Persons that constitutes Debt of Panhandle or any of its consolidated Subsidiaries, provided, however, that Consolidated Interest Expense shall exclude any costs otherwise included in interest expense recognized on early retirement of debt.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles. "Intangible assets" does not include any value write-up of tangible assets in connection with acquisition transactions accounted for on a purchase method.

        "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

        "Exchangeable Stock" means any Capital Stock of a corporation or a limited liability company that is exchangeable or convertible into another security (other than Capital Stock of such corporation or limited liability company that is neither Exchangeable Stock nor Redeemable Stock).

        "Fixed Charge Coverage Ratio" means the ratio of Adjusted Consolidated Net Income plus Consolidated Interest Expense to Consolidated Interest Expense, for the four fiscal quarters of Panhandle ending immediately prior to the date of determination.

        "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Hybrid Preferred Securities" means preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics: (i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds for the issuance of such preferred securities to Panhandle in exchange for subordinated debt issued by Panhandle; (ii) such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and (iii) Panhandle makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holder of the Hybrid Preferred Securities.

        "Leverage Ratio" means 100% multiplied by the ratio of Consolidated Debt to Total Capital at the end of the most recent fiscal quarter preceding the date of determination.

        "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

        "Loan" means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as receivables on the balance sheet of the Person making such advances), loan or other extension of credit (including by way of guarantee or similar arrangement) to another Person or any purchase of Debt issued by another Person, where such advance, loan, extension of credit or Debt is subordinated in right of payment to the senior creditors of the borrower.

        "Moody's" means Moody's Investors Service, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the senior notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by Panhandle which is acceptable to the trustee.

        "Non-Convertible Capital Stock" means, with respect to any corporation or limited liability company, any non-convertible Capital Stock of such corporation or limited liability company and any Capital Stock of such corporation or limited liability company convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation or limited liability company; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

        "Permitted Liens" means:

  (1)
  Liens upon rights-of-way for pipeline purposes;

  (2)
  any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

  (3)
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

  (4)
  Liens for taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by Panhandle or any of its Subsidiaries in good faith;

  (5)
  Liens of, or to secure performance of, leases;

  (6)
  any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  (7)
  any Lien upon property or assets acquired or sold by Panhandle or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  (8)
  any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  (9)
  any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by Panhandle or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or

  (10)
  any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

        "Principal Property" means any natural gas pipeline system, natural gas gathering system or natural gas storage facility located in the United States, except any such property that in the opinion of our Board of Directors is not of material importance to the business conducted by Panhandle and its consolidated Subsidiaries taken as a whole.

        "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the 90th day before the stated maturity of any of the outstanding senior notes or is redeemable at the option of the holder thereof at any time prior to the 90th day before the stated maturity of any of the outstanding senior notes.

        "Restricted Subsidiary" means any Subsidiary of Panhandle owning or leasing any Principal Property.

        "Sale-Leaseback Transaction" means, with respect to Panhandle or any Restricted Subsidiary, the sale or transfer by Panhandle or such Restricted Subsidiary of any Principal Property to a Person (other than Panhandle or a Subsidiary of Panhandle) and the taking back by Panhandle or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property. With respect to Panhandle, "Sale-Leaseback Transaction" means the sale or transfer by Panhandle of any assets or property to another Person and the taking back by Panhandle of a lease of such assets or property.

        "Standard & Poor's" means Standard & Poor's Ratings Services, a division of McGraw Hill Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the senior notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by Panhandle which is acceptable to the trustee.

        "Subsidiary" means with respect to any Person, (i) any corporation at least a majority of whose outstanding Voting Stock shall at the time be owned, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any limited liability company, general partnership, joint venture or similar entity, at least a majority of whose outstanding membership, partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.

        "Total Capital" means the sum of (1) Consolidated Debt and (2) Capital Stock, Hybrid Preferred Securities, premium on Capital Stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares or interests of Capital Stock of Panhandle held in treasury, all as set forth on the consolidated balance sheet of Panhandle and its consolidated Subsidiaries for Panhandle's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

TAXATION

        The following discussion is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of the senior notes to a purchaser of the senior notes that purchases the senior notes in the offering at the price set forth on the cover page of this prospectus supplement, but does not purport to be a complete analysis of all potential tax effects. This summary is based on the United States Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses senior notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain banks, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or foreign currencies, partnerships, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons holding senior notes as part of a hedge, straddle or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, this summary is limited to the initial investors who purchase senior notes for cash at the "initial price," which is the initial price at which a substantial amount of the notes is sold to the public (excluding bond houses and brokers).

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. If a partnership purchases the senior notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Prospective purchasers, including partnerships and their partners, should consult their own tax advisors with regard to the application of federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of senior notes that is a U.S. person for U.S. federal income tax purposes, other than a partnership. "U.S. person" means (i) any individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation created or organized in or under the laws of the U.S., any State thereof or the District of Columbia, (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may elect to continue to be treated as U.S. persons. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign trust or estate.

        For U.S. federal income tax purposes, we are treated as a disregarded entity, with the result that the senior notes will be treated as the indebtedness of Southern Union.

Tax Consequences to U.S. Holders

Payments of Interest

        Interest payable on the senior notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

Sale, Exchange or Disposition of the Senior Notes

        Upon the sale, exchange, retirement or other taxable disposition of senior notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the senior notes and such holder's tax basis in the senior notes. The amount realized excludes any amounts attributable to unpaid interest accrued between interest payment dates, which will be taxable as ordinary income to the extent not previously included in income. A U.S. Holder's tax basis in a senior note generally will equal the cost of the senior note to such holder. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition the senior notes have been held for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Tax Consequences to Non-U.S. Holders

Payments of Interest

        Subject to the discussion below concerning backup withholding, payments of interest on the senior notes, including additional interest payable upon a Registration Default, if any, by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income tax or a 30% withholding tax provided that (i) the interest is not effectively connected with the conduct by the holder of a trade or business in the United States, (ii) the holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of stock of Southern Union entitled to vote, (iii) the holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to Southern Union through stock ownership, (iv) the holder is not a bank whose receipt of interest on the senior notes is described in Section 881(c)(3)(A) of the Code, and (v) the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code have been fulfilled with respect to the beneficial owner. Generally, to satisfy the certification requirements set forth in Section 871(h) or Section 881(c) of the Code, the beneficial owner of a note must certify on IRS Form W-8BEN, under penalties of perjury, that the holder is not a United States person. Even if the above conditions are not met, a Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the U.S. and the Non-U.S. Holder's country of residence. To claim such a reduction or exemption, a Non-U.S. Holder must generally complete IRS Form W-8BEN and claim this exemption on the form.

Sale, Exchange or Disposition of the Senior Notes

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a senior note will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of a senior note unless (i) the holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met or (ii) the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with payments on the senior notes and the proceeds from a sale, exchange or other disposition of the senior notes. In addition, a backup withholding tax will apply if a noncorporate U.S. Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding may apply to certain payments of principal and interest on the senior notes to Non-U.S. Holders, as well as the proceeds of certain sales of senior notes made through brokers, unless the holder has made appropriate certification as to its foreign status, or has otherwise established an exemption. The certification procedures required to claim the exemption from withholding tax on interest income described above under "Tax Consequences to Non-U.S. Holders—Payments of Interest" is generally effective to establish an exemption from backup withholding.

        Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The rate for backup withholding is currently 28%. The amount of any backup withholding tax withheld from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability provided the holder furnishes the required information to the IRS on a timely basis.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated October     , 2007, we have agreed to sell to the underwriters named below, for whom Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, are acting as representatives, the following respective principal amounts of senior notes:

Underwriters	Principal Amount of Senior Notes
Banc of America Securities LLC	$
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Calyon Securities (USA) Inc.
Lazard Capital Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

Total	$

        The underwriters have agreed to purchase all of the senior notes being sold pursuant to the underwriting agreement if any of these senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

Discount

        The underwriters have advised us that they propose initially to offer the senior notes to investors at the price listed on the cover page of this prospectus supplement and to dealers at such prices less a concession not in excess of            % of the principal amount of the senior notes. The underwriters may allow and the dealers may reallow a discount not in excess of    % of the principal amount of the senior notes to other dealers. After the initial offering, the underwriters may from time to time vary the offering price and other selling terms without notice.

        The following table shows the underwriting discount (expressed as a percentage of the principal amount of the senior notes) to be paid by us to the underwriters in connection with this offering.

Paid by us
Per Senior Note		%

        The expenses of this offering payable by us, not including the underwriters' discount, are estimated to be approximately $                    . The underwriters have agreed to reimburse us for certain of the expenses incurred by us in connection with this offering.

New Issue of Notes

        The senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior notes on any national securities exchange or for quotation of the senior notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the senior notes after completion of this offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. A liquid or active public trading market for the senior notes may not develop. If an active trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected. If the senior notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Price Stabilization and Short Positions

        In connection with this offering, the underwriters may engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes. If the underwriters create a short position in the senior notes in connection with this offering (i.e., if they sell more senior notes than are listed on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing senior notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, advisory, general financing and other commercial dealings in the ordinary course of business with us and our affiliates. The underwriters or their affiliates have received, and expect in the future to receive, customary fees and commissions for these transactions. We intend to use more than 10% of the net proceeds from the sale of the senior notes to repay indebtedness owed by our parent company to affiliates of the underwriters. See "Use of Proceeds." As a result, one or more of such banks may receive more than 10% of the net proceeds from the offering of the senior notes in the form of the repayment of such indebtedness. Accordingly, the offering of the senior notes is being made pursuant to NASD Conduct Rule 2710(h).

        Lazard Capital Markets LLC ("Lazard Capital Markets") has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. ("MUS(USA)") pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

LEGAL MATTERS

        Legal matters with respect to the validity of the senior notes will be passed upon for us by Locke Lord Bissell & Liddell LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the periodic reporting and other informational requirements of the Exchange Act. We file, and as required under the terms of the indenture will continue to file, annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy these reports and other information at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these materials from the public reference section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

        This prospectus supplement also incorporates by reference the documents listed below that we previously have filed with the Commission and that are not delivered with this document. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of and included in this prospectus supplement and the accompanying prospectus, except for any information that is superseded by subsequent incorporated documents.

Panhandle Eastern Pipe Line Company, LP (File No. 1-2921)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2006	March 1, 2007
Current Report on Form 8-K	March 21, 2007
Quarterly Report on Form 10-Q for the period ended March 31, 2007	May 10, 2007
Current Report on Form 8-K	July 6, 2007
Quarterly Report on Form 10-Q for the period ended June 30, 2007	August 9, 2007

        This prospectus supplement also incorporates by reference any documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) on or after the date of this prospectus supplement and on or before the completion of the offering of the senior notes. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of any Current Report on Form 8-K. This means that we may disclose important information to you in the future through this reference to another document that may be filed separately with the Commission. The information incorporated by reference is considered to be part of and included in this prospectus supplement, except for any information that is superseded by subsequent incorporated documents. Copies of any documents filed and incorporated by reference in this prospectus supplement may be obtained from the Secretary of Panhandle, 5444 Westheimer Road, P.O. Box 4967, Houston, Texas 77210-4967.

PANHANDLE EASTERN PIPE LINE COMPANY, LP

Debt Securities

        Panhandle Eastern Pipe Line Company, LP may offer from time to time to sell debt securities consisting of debentures, notes or other evidence of indebtedness in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that describes the method and terms of the related offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on an immediate, continuous or delayed basis. We will set forth in the related prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale.

This prospectus is dated October 23, 2007

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable:

  •
  the terms of the securities offered;

  •
  the initial public offering price;

  •
  the price paid for the securities;

  •
  the net offering proceeds; and

  •
  the other specific terms related to the offering of the offered securities.

        When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein is accurate and complete as of any date other than the date on the front cover page of those documents.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we," "us," "our" or similar references mean Southern Union Company (or Southern Union), and Panhandle Eastern Pipe Line Company, LP (Panhandle or the Company). References to "Southern Union" refer only to Southern Union Company and not any of its subsidiaries unless otherwise specified or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        Both Southern Union and Panhandle file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC's Internet site at http://www.sec.gov or from our Internet site at http://www.sug.com. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C., located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Southern Union's stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information Southern Union files with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our

1

Internet site at http://www.sug.com. However, the information on our Internet site is not a part of, and is not incorporated into, this prospectus.

        The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities that may be offered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of any Current Report on Form 8-K.

  •
  Southern Union's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

  •
  Southern Union's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007.

  •
  Southern Union's Current Reports on Form 8-K filed on January 3, 2007; January 3, 2007; January 4, 2007; January 19, 2007; February 1, 2007; February 20, 2007; March 1, 2007; March 6, 2007; March 21, 2007; March 23, 2007; April 2, 2007; July 6, 2007; and October 23, 2007.

  •
  Panhandle's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

  •
  Panhandle's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007.

  •
  Panhandle's Current Reports on Form 8-K filed on March 21, 2007 and July 6, 2007.

        You may request a copy of these filings (other than exhibits to such filings, unless the exhibits are specifically incorporated by reference in such filings) at no cost to you by calling (713) 989-2000 or writing to the following address:

Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn: Investor Relations

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus contains some forward-looking statements that set forth anticipated results based on our management's plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated products, expenses, interest rates, the outcome of contingencies, such as legal proceedings, and financial results.

        We cannot guarantee that any forward-looking statement will be realized, although our management believes that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. If known or unknown

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risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements.

        We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our reports to the SEC on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

ABOUT SOUTHERN UNION

        Southern Union owns and operates assets in the regulated and unregulated natural gas industry and is primarily engaged in the gathering, processing, transportation, storage and distribution of natural gas in the United States. Through Southern Union's wholly-owned subsidiary, Panhandle Eastern Pipe Line Company, LP, and its subsidiaries, Southern Union owns and operates approximately 10,000 miles of interstate pipelines that transport up to 5.3 billion cubic feet per day (Bcf/d) of natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes regions. Through its investment in Citrus Corp., Southern Union has an interest in and operates Florida Gas Transmission Company, an interstate pipeline company that transports natural gas from producing areas in South Texas through the Gulf Coast region to Florida. Through its wholly-owned subsidiary, Southern Union Gas Services, Southern Union owns approximately 4,800 miles of natural gas and natural gas liquids gathering pipelines, four cryogenic plants and six natural gas treatment plants. Southern Union Gas Services is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico. Through its regulated utility operations—Missouri Gas Energy and the Massachusetts operations of New England Gas Company, Southern Union serves natural gas end-user customers in Missouri and Massachusetts, respectively.

        Southern Union was incorporated in 1932 in the state of Delaware. Southern Union's principal offices are located at 5444 Westheimer Road, Houston, Texas 77056, and its telephone number is (713) 989-2000. Southern Union's website can be accessed at http://www.sug.com. Information contained in our website does not constitute part of, and is not incorporated into, this prospectus.

ABOUT PANHANDLE

        Panhandle Eastern Pipe Line Company, LP, is an indirect wholly-owned subsidiary of Southern Union. Panhandle's business purpose is to provide natural gas transportation and storage in a safe, efficient and dependable manner. Panhandle also owns and operates a liquefied natural gas ("LNG") import terminal, located on Louisiana's Gulf Coast, which is one of the largest operating LNG facilities in North America. Panhandle operates approximately 10,000 miles of interstate pipelines that transport up to 5.3 Bcf/d of natural gas.

        Originally organized as a Delaware corporation in 1929, Panhandle converted to a Delaware limited liability company in June 2003 and then converted to a Delaware limited partnership on June 29, 2004. Panhandle's principal offices are located at 5444 Westheimer Road, Houston, Texas 77056, and its telephone number is (713) 989-7000. Information about Panhandle can be found on

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Panhandle's website at http://www.panhandleenergy.com. Information contained in our website does not constitute part of, and is not incorporated into, this prospectus.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, the net proceeds received by Panhandle from the sale of securities offered by this prospectus will be used to repay debt, to fund acquisitions and for general corporate purposes. Net proceeds may be temporarily invested prior to use.

LEGAL MATTERS

        In connection with the particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Locke Lord Bissell & Liddell LLP, Washington, D.C. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K of Southern Union Company for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Panhandle Eastern Pipe Line Company, LP incorporated into this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K of Panhandle Eastern Pipe Line Company, LP for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Panhandle Eastern Pipe Line Company, LP

      % Senior Notes Due 2017

PROSPECTUS SUPPLEMENT

October     , 2007

Joint Book-Running Managers

Banc of America Securities LLC
JPMorgan
Wachovia Securities

Co-Managers

CALYON
Lazard Capital Markets
Wells Fargo Securities
The Williams Capital Group, L.P.

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Panhandle Eastern Pipe Line Company, LP
Southern Union Company
The Offering
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE SENIOR NOTES
TAXATION
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
ABOUT SOUTHERN UNION
ABOUT PANHANDLE
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS